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                                                                     EXHIBIT 3.6

                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                             MARTIN MIDSTREAM GP LLC
                      A DELAWARE LIMITED LIABILITY COMPANY

         This LIMITED LIABILITY COMPANY AGREEMENT OF MARTIN MIDSTREAM GP LLC (this "Agreement"), dated as of June 21, 2002, is adopted, executed, and agreed to by the sole Member (as defined below).

         1. FORMATION. Martin Midstream GP LLC (the "Company") has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the "Act").

         2. TERM. The Company shall have a perpetual existence.

         3. PURPOSES. The purposes of the Company are to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Act.

         4. SOLE MEMBER. Martin Resource LLC, a Delaware limited liability company, shall be the sole member of the Company (the "Member").

         5. CONTRIBUTIONS. The Member has made an initial contribution to the capital of the Company in the amount of $1,000.00. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

         6. DISTRIBUTIONS. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

         7. MANAGEMENT. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its Directors. The Directors may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Member by the Delaware Act, the Certificate of Formation of the Company or this Agreement. The number of Directors of the Company shall initially be four; but the number of Directors may be changed by the Member. Directors need not be residents of the State of Delaware or Members of the Company. The Directors, in their discretion, may (i) elect a chairman of the Directors who shall preside at any meetings of the Directors and (ii) appoint one or more officers with such power and authority as the Directors may designate.

         8. DISSOLUTION. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

         9. GOVERNING LAW. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).





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         IN WITNESS WHEREOF, the undersigned, being the sole member of the
Company, has caused this Agreement to be duly executed as of the date first written above.

                               MARTIN RESOURCE LLC
                               as Sole Member

                               By:  Martin Resource Management Corporation
                                    as Sole Member


                                    By: /s/ ROBERT D. BONDURANT
                                       -----------------------------------------
                                       Robert D. Bondurant
                                       Chief Financial Officer